Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into to be effective on the 30th day of June, 2026 (“Effective Date”), by and between C&F FINANCE COMPANY (“C&F”), a Virginia corporation and S. DUSTIN CRONE (“Crone”):

RECITAL

This Agreement is entered into by the parties to reflect their agreement regarding the terms of Crone’s employment during the transition, commencing with the Effective Date, from President and Chief Executive Officer of C&F, through his retirement on December 31, 2026, and to replace the Employment Agreement, dated December 23, 2021, by and between C&F, C&F Financial Corporation and Crone (“Employment Agreement”), and the Amended and Restated Change in Control Agreement, dated December 23, 2021, by and between C&F Financial Corporation, C&F and Crone (“CIC Agreement”).

WITNESSETH:

That for and in consideration of the mutual covenants contained herein, the parties hereto do agree as follows:

1.Scope of Services. Upon the Effective Date, Crone shall cease to be the President of C&F, but C&F shall continue to employ Crone as Chief Executive Officer, and Crone hereby agrees to continue employment with C&F during the Term (as defined in Section 3). Crone agrees to perform the legally permissible and proper duties and functions as assigned.

During the Term, Crone agrees that he will not engage in any activities that would conflict with the present or future enterprises of C&F and will use his best efforts to assist with the succession and operational transition from his former position as President and promote the present and future welfare of C&F in all his business and social dealings.

2.Compensation; Bonus; Equity Awards; Other Benefits.

A.During the Term, Crone will be paid semi-monthly salary payments through normal payroll, based on an annual base salary (“Base Salary”) of (a) $341,000 from the Effective Date through December 31, 2026, subject to his continued employment and applicable withholdings.

B.During the Term, Crone will be eligible, under the C&F Financial Corporation Management Incentive Plan (the “MIP”), for a cash award for 2026 performance, in accordance with the terms of the Employment Agreement and the MIP. Any such award will be paid in accordance with cash awards paid under the MIP to other eligible employees.

C.During the Term, Crone will not be eligible to receive any equity award or other deferred compensation for 2026 performance.

D.During the Term, Crone will remain eligible for standard employee benefits, including paid time off, in accordance with the terms of any applicable plan.

E.During the Term, Crone will retain the use of a company-owned automobile in accordance with C&F policy. During the Term, Crone shall have the right to purchase any vehicle then provided to him by the Company. The purchase price shall be equal to the Company’s then-current book value in the vehicle. Crone acknowledges that the difference between the purchase price and the fair market value of the vehicle may be considered taxable income, and the Company shall be entitled to withhold all applicable taxes from the Crone’s final compensation or require a separate payment for such withholdings.

F.Crone is a participant in the C&F Non-Qualified Supplemental Executive Retirement Plan (the “SERP”). Provided Crone remains employed through December 31, 2026, C&F Financial Corporation shall take all necessary steps to vest any unvested company contributions in the SERP. Crone agrees that the amount of unvested contributions in the SERP as of March 31, 2026 is $184,065.

G.Crone agrees that as of the date of this Agreement, he has the following unvested equity awards: 458 shares awarded on February 20, 2024; 650 shares awarded on February 18, 2025 and 1,000 shares awarded on February 24, 2026 (the “Awards”). Pursuant to the terms of the Awards, termination of employment would cause the forfeiture of unvested restricted shares. The agreements of each of the Awards are hereby amended to state that the Awards shall remain unvested following Crone’s termination of employment. Subject to Crone: (i) working through the end of the Term; and (ii) signing, delivering and not revoking a Release Agreement, no earlier than the conclusion of the Term, in a form satisfactory to Company and which contains provisions similar to those attached as Exhibit A, which Release Agreement must be signed, delivered and not revoked within the period set forth in the Release Agreement, then following the second anniversary of the date Crone’s employment is terminated, and so long as Crone has fully complied with all terms of this Agreement, C&F Financial Corporation shall take all steps necessary to vest any then outstanding restricted stock awards. In the event that Crone fails to satisfy all the conditions of this paragraph or otherwise fails to comply with the terms of this Agreement, all unvested shares shall be forfeited.

3.Term of Agreement; Termination of Agreement at End of Term. The term (“Term”) of this Agreement shall begin on the Effective Date. Crone’s employment with C&F shall end on December 31, 2026, unless and until a termination of employment occurs prior to December 31, 2026 as provided in Section 4. The terms of this Agreement shall continue, as provided herein, following the end of Crone’s employment with C&F.

4.Termination of Employment During the Term.

A.Anything to the contrary in this Agreement notwithstanding, either party may terminate the employment of Crone, with or without “Cause” (defined below) and with or without notice. Upon termination of employment, this Agreement shall terminate and neither party hereto shall have any further obligation or liability hereunder, except as provided in Section 4.B and Section 5 of this Agreement.

B.In the event of an involuntary termination without Cause of the employment of Crone by C&F before the end of the Term, C&F will pay a lump sum severance benefit to Crone equal to (i) the unpaid portion of the Base Salary payable during the Term under Section 2.A and (ii) a payment of $90,000, in lieu of any cash bonus award Crone may have otherwise earned for 2026 performance. Such payment will be made in one lump sum within 30 days following Crone’s involuntary termination without Cause. No severance shall be paid to Crone for any other termination of employment.

In the event of an involuntary termination without Cause of the employment of Crone by C&F before the end of the Term, if Crone timely elects COBRA coverage, C&F will pay or reimburse the full cost (employer and employee portions) of medical, dental, and vision coverage for Crone, his spouse, and eligible dependents for up to twelve (12) months following the Date of Termination, at substantially the same coverage levels in effect immediately prior to termination, to the extent permitted by law and plan terms. If such coverage is unavailable or not permitted at any time, C&F will instead provide a monthly taxable cash payment equal to the full premium cost for Crone, his spouse, and eligible dependents for the remainder of the coverage period. These benefits will end on the earlier of: (i) the end of the coverage period, or (ii) the date Crone becomes eligible for comparable group health coverage with another employer; provided Crone promptly notifies the Company of such eligibility. All payments are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code.

C.For purposes of this Agreement, “Cause” shall mean:(i) Crone’s willful misconduct in connection with the performance of Crone’s duties; (ii) Crone’s misappropriation or embezzlement of funds or material property of C&F or any affiliate; (iii) Crone’s fraud or dishonesty with respect to C&F or any affiliate; (iv) Crone’s failure to perform any of his material duties and responsibilities (other than by reason of incapacity), or Crone’s failure to follow reasonable instructions or policies of C&F, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by C&F in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than fifteen (15) nor more than thirty (30) days; (v) Crone’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude; (vi) Crone’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of C&F, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by C&F in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less fifteen (15) nor more than thirty (30) days; (vii) Crone’s willful violation of any final cease and desist order; (viii) Crone’s breach of any fiduciary duty or duty of loyalty owed to C&F or its affiliates; or (ix) Crone’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of C&F, in material injury to C&F, monetarily or otherwise.

D.This Agreement shall terminate upon the death or disability (as determined by C&F in accordance with law) of Crone, whereupon C&F shall have no obligation to Crone, his heirs or personal representatives except as may be required in any stock or deferred compensation agreement or otherwise required by law.

E. Change in Control Protection

(i) For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Amended and Restated Change in Control Agreement referenced in the Recital (the “CIC Agreement”), solely for purposes of this Section 4.E.

(ii) If a Change in Control occurs during the Term and(i) Crone’s employment is terminated by C&F other than for Cause during the Term, or (ii) Crone terminates employment for Good Reason during the Term, then C&F shall pay to Crone, in a lump sum within thirty (30) days following the Date of Termination (or such later date as required to comply with Code Section 409A), an amount equal to: (A) two (2) times Crone’s Base Salary; plus (B) two (2) times Crone’s target annual cash incentive opportunity for the year in which the Date of Termination occurs (or, if greater, the target annual cash incentive opportunity for the prior year).

(iii) Any severance payable under Section 4.B shall be credited against (and reduce) any amount payable under this Section 4.E, so that no duplication occurs.

5.Covenants.

A.Confidentiality. As an employee of C&F, Crone will have access to and may participate in the origination of non-public, proprietary and confidential information relating to C&F and/or its affiliates and Crone acknowledges a fiduciary duty owed to C&F and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer, referral source, and prospect lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning C&F and its affiliates or their customers that is not generally known to the public or generally in the banking industry. Crone agrees that for a period of five (5) years after Crone’s employment by C&F ceases for any reason, Crone will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by C&F; provided, however that to the extent the information covered by this Section 5 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Crone or Crone’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal

Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Crone does not need the prior authorization of C&F to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Crone is not required to notify C&F that Crone has engaged in such communications with the Regulators. Crone recognizes and agrees that, in connection with any such activity outlined above, Crone must inform the Regulators that the information Crone is providing is confidential. Nothing herein shall impede or prevent Crone from discussing or disclosing to anyone the details of any acts that constitute sexual assault, sexual harassment, or sex discrimination, as set forth in Virginia Code Sections 18.2-61, 18.2-67, 18.2-67.4, and 30.1-29.4, or as otherwise defined under law. Furthermore, nothing in this Agreement, or any other agreement, shall (x) prohibit Crone from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of such report.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

• Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

• Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

B.Non-Piracy. In consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Crone agrees that for a period of twenty-four (24) months after Crone’s employment ceases for any reason, Crone will not, directly or indirectly, solicit, divert from C&F or transact business with any “Third Party” with whom Crone had “Material Contact” during the last twelve (12) months of Crone’s employment or about whom Crone obtained information not known generally to the public while acting within the scope of Crone’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide consumer lending products or services that are the same as or substantially similar to, and competitive with, those offered by C&F at the time Crone’s employment ceases. “Material Contact” means that Crone personally communicated with the Third Party, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of C&F during the last twelve (12) months of Crone’s employment. “Third Party” means (A) any person or entity who received or applied for a loan from or through C&F within twenty-four (24) months preceding the date of the cessation of Crone’s employment; or (B) any automobile dealer or agent who referred any borrower, or sold any consumer loans, including installment sales contracts, to C&F within twenty-four (24) months preceding the date of the cessation of Crone’s employment.

C.Non-Solicitation of Employees. In consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Crone agrees that for a period of twenty four (24)

months after Crone’s employment ceases for any reason, Crone will not, directly or indirectly, hire any person employed by C&F during the last six (6) months of Crone’s employment, or solicit for hire or induce any such person to terminate employment with C&F, if the purpose is to compete with C&F.

D.Non-Competition. Crone hereby covenants and agrees that Crone will not, within the “Restricted Territory,” directly or indirectly, engage in “Competition” for a period of twenty-four (24) months after Crone’s employment by C&F ceases for any reason. For purposes hereof, “Competition” means that Crone owns, manages or controls, or participates in the ownership, management or control of, or performs duties that are the same as or substantially similar to the duties performed by Crone for C&F during the last twelve (12) months of Crone’s employment, whether as an officer, director, employee or in any other capacity, for or on behalf of, any entity which provides products or services that are the same as or substantially similar to, and in competition with, such products or services provided by C&F at the time Crone’s employment with C&F ends. The Restricted Territory is the Commonwealth of Virginia. Nothing in this Agreement shall prohibit Crone from (1) working in a role, or for a business, or selling any product or service, that does not compete with C&F; or (2) owning securities in a publicly traded company, including any competitors of C&F, if such ownership constitutes two percent (2%) or less of the aggregate principal amount of securities issued and outstanding. . For the avoidance of doubt, ‘Competition’ shall not include (a) service as a director, advisor, or consultant to an entity that does not derive more than 20% of its revenues from products or services competitive with those offered by C&F at separation, provided Crone does not perform executive management duties for such competitive line of business, or (b) passive private investments where Crone does not participate in management or control.

E.Non-Disparagement. Subject to Crone’s rights under Section 5.A in regard to Crone’s unrestrained right to communicate with Regulators and the other exceptions to non-disclosure set forth in Section 5.A, in consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Crone agrees the he will not impugn, defame, disparage or do or say anything that reasonably may diminish the reputation, goodwill or status of C&F or any of its affiliates, or any of their products, services, methods, operations, employees, agents, officers, directors, suppliers or customers. In addition to Crone’s right to communicate with Regulators under Section 5.A and the other exceptions to non-disclosure set forth therein, nothing in this section shall prevent Crone from providing truthful testimony in response to any subpoena, judicial process, or other government inquiry. C&F agrees that it and its executive officers will not knowingly make any public statement that materially disparages Crone; provided that nothing herein restricts truthful statements required by law, regulation, or SEC disclosure obligations.

F.Remedies. Crone acknowledges that the covenants set forth in Section 5 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of C&F. Crone further acknowledges that if Crone breaches or threatens to breach or unsuccessfully challenges any provision of Section 5, all future payments (including vesting of shares of restricted stock)otherwise due under this Agreement shall immediately cease, but C&F’s remedies at law will be inadequate, and C&F will be irreparably harmed. Accordingly, C&F shall be entitled to an injunction, both preliminary and permanent, restraining Crone from such breach or threatened breach, such injunctive relief not to preclude C&F from pursuing all available legal and equitable remedies, and being entitled to reasonable attorneys’ fees and costs only to the extent C&F is the prevailing party in such action. Except as provided for in Paragraph 8 of this Agreement, C&F shall be precluded from seeking clawback of any payments already made to Crone under this Agreement.

6.Disqualification from Performance of Duties. Should Crone be disqualified from the performance of his duties under this Agreement, or otherwise be rendered unable to perform such duties, by Federal, state or local statutes, laws, rules, regulations, or ordinances, this Agreement shall at once be terminated and C&F shall have no obligation to Crone hereunder except as may be set out in this Agreement.

7.General Provisions.

A.This Agreement constitutes the entire agreement between the parties. Effective as of the Effective Date, this Agreement supersedes and replaces all previous agreements between the parties addressing the subject matter, including the Employment Agreement and CIC Agreement. No rights or benefits shall be triggered under the Employment Agreement and CIC Agreement due to the changes contemplated by this Agreement and the replacement of the Employment Agreement and CIC Agreement by this Agreement. Notwithstanding the foregoing, the parties agree that Section 4.E of this Agreement is intended to provide specific Change in Control protection during the Term, and to that limited extent only, the definitions in the CIC Agreement are incorporated by reference.

B.If any provision or any portion thereof contained in this Agreement is held to be invalid or unenforceable, the remainder of this Agreement or portion thereof shall be deemed severable, and shall not be affected and shall remain in full force and effect; waiver of any provision of this Agreement shall be in writing and shall not be deemed to be a waiver of any default thereafter occurring.

C.In the event of a dispute regarding the interpretation, application or enforcement of this Agreement, the parties agree that the jurisdiction for a resolution of such dispute shall be the appropriate court of law in King William County, Virginia.

D.Code Section 409A Provisions. The intent of the parties is that payments and benefits under this Agreement comply with, or comply with an exemption from the application of, Internal Revenue Code Section 409A, as amended from time to time and applicable guidance issued thereunder (“Code Section 409A”) and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean a “separation from service” under Code Section 409A. If Crone is deemed on the date of separation from service with C&F to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Crone’s separation from service or (ii) the date of Crone’s death. When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of C&F. Notwithstanding any of the provisions of this Agreement, C&F shall not be liable to Crone if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

8.Clawback. Crone agrees that any incentive-based compensation or award he receives, or has received, from C&F or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to the terms of C&F Financial Corporation’s recoupment, clawback or similar policy as in effect on the Effective Date (or as amended thereafter only to the extent required by applicable law, SEC rule, regulation, or stock exchange requirement), or any similar policy of any subsidiary or affiliate of C&F Financial Corporation, as well as any similar provision of applicable law, Securities and Exchange Commission rule or regulation or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of such compensation or award (including any value received from a disposition of stock acquired upon payment of any equity award).

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any fax, email or other electronic transmission of any signature shall be deemed an original and shall bind such party.

WITNESS the parties hereto have executed this Agreement effective as of the date first above written.

C&F FINANCE COMPANY

Date: 6/17/26By:/s/ Jason E. Long

S. Dustin Crone

Date: 6/17/26/s/ S. Dustin Crone

AGREED TO BY:

C&F FINANCIAL CORPORATION

By: /s/ Thomas F. Cherry

Date: 6/17/26

RELEASE

THIS RELEASE (the “Release”) is made and entered into by and between S. Dustin Crone (“Executive”) and C&F Financial Corporation (“Holding Company”) and C&F Finance Company (“Subsidiary Company”). Collectively, Holding Company and Subsidiary Company shall be referred to herein as “Company,” and Executive and company shall be referred to as the “Parties” or individually as a “Party” to this Release. This Release shall be effective upon the expiration of the seventh calendar day after Executive has signed and delivered the Release, so long as it has not been revoked pursuant to Section 2 below.

1.	Release and Covenant Not to Sue.

a.Claims Released by Executive. In consideration for the benefits promised in the Transition Agreement, dated June 30, 2026, and other good and valuable consideration, Executive hereby voluntarily and irrevocably waives and releases (and, if applicable, agrees to dismiss with prejudice and withdraw) all claims, charges, complaints, suits, agreements, promises, covenants, demands or causes of action of any kind whatsoever (whether known or unknown), to which Executive was a party or ever had, may have, or now has with or against Company (including their predecessors, successors, and any subsidiaries or affiliates and their respective past, present, or future agents, directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators and their respective benefit plans and related trusts (collectively, the “Releasees”)), including those arising out of Executive’s employment, the cessation of Executive’s employment, or other events that have occurred prior to the date of execution of this Release, including but not limited to:

i.claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, or the Executive Retirement Income Security Act;

ii.claims for violations of any other federal, state, or local statute, regulation, or ordinance or executive order;

iii.claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

iv.claims to compensation under any agreements of any kind, any benefit plans, any stock award or stock option plans, or any bonus, severance, workforce reduction, early retirement, outplacement or any other similar plan sponsored by Company; and

v.any other claims under federal, state or local law arising in tort or contract.

Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 1 or any portion thereof or interest therein to any third Party prior to the Effective Date of this Release.

b.Settlement, Accord, Satisfaction and Covenant Not to Sue. Executive acknowledges that this Release constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 1.a. Executive represents and warrants that Executive has not filed any action, claim, charge, or complaint against Company or any of the other Releasees with any local, state, or federal agency or court. Executive promises not to sue or file any complaint or claim against any of the Releasees in any court of law based on any alleged right, claim, act, or omission arising or occurring before the Effective Date, whether known or unknown at the time of execution. Nothing in this Release shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. However, Executive also agrees to waive the right to receive future monetary recovery directly from

Company or Releasees, including payments that result from any complaints or charges that Executive files with any governmental agency or that are filed on Executive’s behalf.

2.Age Discrimination in Employment Act. Executive hereby acknowledges and agrees that this Release and his separation from employment with Company and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 1 hereof shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

a.	The releases given by Executive in this Release is given solely in exchange for the consideration set forth in this Release and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.	By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c.	Executive has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.	Executive has been offered twenty-one (21) days [or 45 days if applicable] from receipt of this Release within which to consider this Release; and

e.	For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering written notice to Company’s General Counsel at abuxbaum@cffc.com and this Release shall not become effective or enforceable until such seven (7) day period has expired.

f.	No change to this Release, material or non-material, shall re-start the 21-day period [or 45 days if applicable] referenced in sub-section d.

3.Continuing Obligations. Executive agrees that each of his obligations and promises set forth in the Employment Agreement and General Release, including but not limited to those set forth in Sections 6(e), 8, 9, 11, 12, 14, 15, 16, 19, 20, 22, 23, and 24, remain in full force and effect and survive the cessation of his employment and the execution of this Release.

4.Governing Law. The construction, interpretation and enforcement of this Release shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia.

5.Venue. Executive agrees that any action brought to enforce or to test the enforceability of any provision of this Release, shall be brought in the Circuit Court of King William County or the federal court appurtenant thereto, chose at the option of Company and Executive hereby voluntarily consents to personal jurisdiction in the Commonwealth of Virginia and waives any rights he may otherwise have to contest the assertion of jurisdiction over him in Virginia.

6.No Construction Against Any Party. This Release is the product of informed negotiations between Executive and Company. If any part of this Release is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all Parties. Executive and Company agree that neither Party was in a superior bargaining position regarding the substantive terms of this Release.

7.Remedies. Any non-compliance or breach of this Release may be remedied and enforced by either Party through injunctive relief, both temporary and permanent or any other legal remedy, as well as all provable damages, attorney’s fees and costs.

8.Counterparts. This Release may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.No Other Representations. Executive represents and acknowledges that in executing this Release, Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Release or otherwise.

10.Binding Effect, Assignment. This Release shall be binding upon and insure to the benefit of the Parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Release shall not be assignable by Executive but shall be freely assignable by Company.

Date: _______________________

_______________________

S. DUSTIN CRONE

Date: _______________________

C&F FINANCE COMPANY

By:_______________________

Its: _______________________

Date: _______________________

C&F FINANCIAL CORPORATION

By:_______________________

Its: _______________________